The Income Fund of America
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

January 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,143,379
Class B	$27,229
Class C	$107,942
Class F1	$44,641
Class F2	$17,928
Total	$1,341,119
Class 529-A	$20,411
Class 529-B	$1,186
Class 529-C	$5,819
Class 529-E	$903
Class 529-F1	$721
Class R-1	$1,886
Class R-2	$9,749
Class R-3	$22,135
Class R-4	$17,302
Class R-5	$9,720
Class R-6	$17,683
Total	$107,515

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3690
Class B	$0.2995
Class C	$0.3021
Class F1	$0.3647
Class F2	$0.3838
Class 529-A	$0.3608
Class 529-B	$0.2898
Class 529-C	$0.2957
Class 529-E	$0.3398
Class 529-F1	$0.3789
Class R-1	$0.3000
Class R-2	$0.2997
Class R-3	$0.3368
Class R-4	$0.3626
Class R-5	$0.3875
Class R-6	$0.3921

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,141,031
Class B	83,592
Class C	357,376
Class F1	129,689
Class F2	50,659
Total	3,762,347
Class 529-A	59,155
Class 529-B	3,857
Class 529-C	20,312
Class 529-E	2,794
Class 529-F1	1,999
Class R-1	6,559
Class R-2	32,843
Class R-3	66,734
Class R-4	51,312
Class R-5	25,013
Class R-6	47,450
Total	318,028

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.08
Class B	$16.96
Class C	$16.90
Class F1	$17.05
Class F2	$17.08
Class 529-A	$17.05
Class 529-B	$17.00
Class 529-C	$17.00
Class 529-E	$17.01
Class 529-F1	$17.05
Class R-1	$16.99
Class R-2	$16.93
Class R-3	$17.03
Class R-4	$17.06
Class R-5	$17.08
Class R-6	$17.09